Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures

In evaluating the Company’s financial performance, management reviews results from operations, which exclude non-operating charges and non-recurring items.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, which the Company believes is useful in assisting investors in gaining an understanding of the trends and operating results of the Company’s business.  Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under GAAP.

The following is a reconciliation of GAAP results to pro forma results for the periods presented:

(all data in thousands, except per share data)

	Year Ended December 31,
	2003	2002
	(unaudited)	(audited)
Total revenues	$305,989	$452,845

Total expenses	491,063	286,721
Less: goodwill impairment (1)	(170,302)	—
restitution and fines (2)	(63,519)	—
Pro forma expenses	257,242	286,721

Income (loss) before minority interest and provision (benefit) for income taxes	(185,074)	166,124
Minority interest	322	—
Income (loss) before provision (benefit) for income taxes	(185,396)	166,124
Effect of pro forma adjustments	233,821	—
Pro forma income before provision (benefit) for income taxes	48,425	166,124

Provision (benefit) for income taxes	(6,007)	78,898
Tax effect of pro forma adjustments	27,935	—
Pro forma provision for income taxes	21,928	78,898

Net income (loss)	(179,389)	87,226
Series A preferred dividends and discount accretion	4,014	6,941

Net income (loss) applicable to common shareholders	(183,403)	80,285
Net effect of pro forma adjustments	205,886	—
Pro forma net income available to common shareholders	$22,483	$80,285

Earnings (loss) per share:
Diluted	$(3.08)	$1.34
Net effect of pro forma adjustment	3.44	—
Diluted—pro forma	$0.36	$1.34

(1)         Relates to the write-down of the carrying value of the Company’s goodwill to reflect the results of the Company’s annual goodwill impairment test as of December 31, 2003 under SFAS No. 142.

(2)         Relates to the settlement with the Securities and Exchange Commission and the New York Stock Exchange of their investigations concerning specialist trading activities.